Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated March 2, 2012 (including amendments thereto) with respect to the Common Stock of Kenneth Cole Productions, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 2, 2012

BANDERA PARTNERS LLC

	By:	/s/ Gregory Bylinsky
		Name:	Gregory Bylinsky
		Title:	Managing Member

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm

By:	/s/ Andrew Shpiz
	Name:	Andrew Shpiz